EXHIBIT 3.3
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  DYNAGEN, INC.

           It is hereby certified that:

           1. The name of the corporation (hereinafter called the "Corporation") is DynaGen, Inc.

           2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Paragraph 4 thereunder and inserting in its place the following paragraph:

                     4. The total number of shares of stock which the
              corporation shall have authority to issue is 235,000,000 shares, consisting of 225,000,000 shares of common stock, having a par value of $0.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, having a par value of $0.01 per share (the "Preferred Stock").

           3. The amendment to the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, DynaGen, Inc. has caused this certificate to be signed by Dhananjay G. Wadekar, its President, thereto duly authorized, this 9th day of May, 2001.


                                                 DYNAGEN, INC.


                                                 By:  /s/Dhananjay G. Wadekar
                                                      -----------------------
                                                       Dhananjay G. Wadekar
                                                       President